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Exhibit 12.1 OldDominion Electric Cooperative Computation of Ratio of Earnings
                to Fixed Charges and Other Ratios
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
                                            Six Months Ended
                                                June 30,                    Year Ended December 31,
                                           ------------------  ------------------------------------------------
                                             2001      2000      2000      1999      1998      1997      1996
                                           --------  --------  --------  --------  --------  --------  --------
                                                               (in thousands, except ratios)
Computation of Ratio of Earnings to Fixed
 Charges:
Net margin................................ $  3,896  $  4,254  $  8,229  $  9,839  $ 12,094  $ 12,799  $ 12,240
Interest..................................   19,498    21,281    41,155    49,197    60,462    63,989    61,193
Less interest capitalized during period...     (189)     (165)     (274)     (311)     (420)     (392)   (4,026)
Amortization of lease obligation..........    4,729     4,535     9,093     8,725     8,361     8,197     4,636
Interest portion of rental expense........       40        40        79        87        63        72        83
                                           --------  --------  --------  --------  --------  --------  --------
  Earnings................................   27,974    29,945    58,282    67,537    80,560    84,665    74,126
Interest..................................   19,498    21,281    41,155    49,197    60,462    63,989    61,193
Amortization of lease obligation..........    4,729     4,535     9,093     8,725     8,361     8,197     4,636
Interest portion of rental expense........       40        40        79        87        63        72        83
                                           --------  --------  --------  --------  --------  --------  --------
  Fixed Charges...........................   24,267    25,856    50,327    58,009    68,886    72,258    65,912
Ratio of Earnings to Fixed Charges........     1.15      1.16      1.16      1.16      1.17      1.17      1.12
                                           ========  ========  ========  ========  ========  ========  ========

Computation of Equity Ratio:
Patronage capital......................... $220,994  $220,623  $224,598  $216,369  $206,530  $197,552  $184,753
Long-term debt............................  447,564   477,869   449,823   509,606   584,630   605,878   664,490
                                           --------  --------  --------  --------  --------  --------  --------
                                            668,558   698,492   674,421   725,975   791,160   803,430   849,243
Equity Ratio..............................     33.1%     31.6%     33.3%     29.8%     26.1%     24.6%     21.8%
                                           ========  ========  ========  ========  ========  ========  ========

Computation of Margins for Interest Ratio:
Net margin................................ $  3,896  $  4,254  $  8,229  $  9,839  $ 12,094  $ 12,799  $ 12,240
Interest..................................   19,498    21,281    41,155    49,197    60,462    63,989    61,193
                                           --------  --------  --------  --------  --------  --------  --------
                                             23,394    25,535    49,384    59,036    72,556    76,788    73,433
Margins for Interest Ratio................     1.20      1.20      1.20      1.20      1.20      1.20      1.20
                                           ========  ========  ========  ========  ========  ========  ========
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